QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Individual Trustees George Allman, Jr. Gary C. Evans Jeffrey S. Swanson
TEL OFFSHORE TRUST JPMORGAN CHASE BANK, CORPORATE TRUSTEE P.O. BOX 550 / (512) 479-2562 / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO FIRST QUARTER 2004 DISTRIBUTION

AUSTIN, TEXAS March 26, 2004—TEL OFFSHORE TRUST announced that there will be no trust income distribution for the first quarter of 2004 for unitholders of record on March 31, 2004.

The Corporate Trustee recently received limited information from ChevronTexaco, as a working interest owner and the General Partner of TEL Offshore Trust Partnership, relating to this period. Based on this information, ChevronTexaco will not make any distribution with respect to its properties subject to the Trust's overriding royalty interest for this period, and accordingly no trust income will be available for distribution. The Trustees have not had sufficient time to completely evaluate or confirm the information provided by the General Partner, which includes anticipated adjustments to capital expenditures during prior periods that appear to offset current production revenues. The Trustees intend to complete a detailed examination and to inquire further with the General Partner concerning this information as well as to request additional information for the Trustees to understand the nature and causes of the anticipated adjustments relating to prior periods. The Trust will provide a summary of activity on the Trust properties and any other pertinent information to be provided by ChevronTexaco and other working interest owners, in, or prior to, the filing of the Trust's Form 10-Q for the first calendar quarter of 2004.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. Important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust's Form 10-K for 2002 under "Business-Principal Trust Risk Factors." Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK, AS CORPORATE TRUSTEE

CONTACT: Mike Ulrich
(512) 479-2562
www.businesswire.com/cnn/tel-offshore.htm

QuickLinks

  Exhibit 99.1